EXHIBIT 10.10

EXECUTION VERSION

CONFIDENTIAL EMPLOYMENT AGREEMENT

This CONFIDENTIAL EMPLOYMENT AGREEMENT (“Agreement”) is effective as of April 30, 2010, between George P. Alexander (“Executive”) and Thermon Holding Corp., a Delaware corporation (the “Company”).

Whereas, pursuant to a Stock Purchase Agreement (the “Purchase Agreement”), dated as of March 26, 2010, by and among the Company, Thermon Group, Inc., a Delaware corporation (“Buyer”), and Thermon Holdings, LLC, a Delaware limited liability company (“Seller”), Buyer purchased from Seller all of the issued and outstanding shares of capital stock of the Company and thereby acquired the Business (as defined in the Purchase Agreement) of the Company and its subsidiaries.

Whereas, the entry into this Agreement by Executive and the Company constitutes a material inducement to Buyer to consummate the transactions contemplated by the Purchase Agreement (to which the parties agree this Agreement is ancillary) and thereby acquire the Business.

Therefore, in consideration for the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which both parties expressly acknowledge, Executive and the Company agree as follows:

1. Employment. Company hereby agrees to continue to employ Executive as its Senior Vice President, Eastern Hemisphere, and Executive accepts such employment and agrees to remain so employed, upon the terms and conditions stated herein.

2. Term. Executive’s employment under this Agreement shall begin on April 30, 2010, and shall continue thereafter until April 30, 2012, unless sooner terminated in accordance with Section 9 below.

3. Duties and Responsibilities. Executive shall perform such duties as are reasonably assigned to Executive by the Company’s President and Chief Executive Officer to whom Executive will report and shall be accountable. Such duties will include those duties and responsibilities traditionally provided by a Senior Vice President of a company, and may involve Company affiliates. Executive shall faithfully, diligently, and competently perform such services to the reasonable satisfaction of the Company’s President and Chief Executive Officer, and Executive shall devote his full time and best efforts, skill, and attention to the diligent performance and discharge of such duties and responsibilities.

4. Exclusivity and Conflict of Interest. Executive’s employment with Company shall be exclusive. Accordingly, during Executive’s employment with the Company, Executive shall not engage in any business activity other than on the Company’s behalf without the express prior written approval of the Company’s Board of Directors. It will not be a violation of this exclusivity provision for Executive to serve on charitable or civic boards or committees provided that such activity does not interfere with the performance of Executive’s duties and responsibilities under this Agreement. Under no circumstance shall Executive engage in any activity that could create a conflict of interest between Executive and the Company or its affiliates.

5. Base Salary. For services rendered by Executive on the Company’s behalf during Executive’s employment, the Company will pay Executive a base salary (“Base Salary”) at the annual rate of $250,000, less customary withholding. Base Salary may be changed periodically at the discretion of the Company’s Board of Directors, but may not be reduced below $250,000 per year. The Company will pay Executive’s pro-rata Base Salary on the Company’s regular paydays.

6. Bonus. Executive shall be eligible to receive an annual performance-based bonus (“Annual Bonus”) based on the attainment of annual performance targets to be mutually agreed upon by Executive and the Board of Directors. The Annual Bonus shall be paid within two and one-half months following the end of the fiscal year in which such bonus was earned, provided that if by such time the determination of whether the Annual Bonus was earned (and the calculation of the amount thereof) is not complete, the Annual Bonus, if any, shall be paid as soon as practicable after such determination and calculation is complete, but in no event later than the last day of December in which the fiscal year end occurs. If (a) Executive is employed by the Company for at least nine months of a fiscal year, but not on the last day of such fiscal year, (b) Executive’s employment is terminated by the Company for reasons other than Cause (as defined in Section 9(e) below) or Executive resigns with Good Reason (as defined in Section 9(g) below), and (c) based on the results of operations and financial performance of the Company for the entire fiscal year, Executive would have been entitled to an Annual Bonus in respect of such fiscal year had Executive remained employed by the Company on the last day of such fiscal year, Executive shall be entitled to a pro-rata portion of the Annual Bonus (payable at the time set forth above) based upon the portion of the fiscal year during which Executive was employed (e.g., 9 months of employment = 75% of Annual Bonus).

7. Vacation and Other Employment Benefits. During Executive’s employment with the Company, Executive shall be entitled to five (5) weeks of personal time off per calendar year (pro-rated for partial years), taken at times mutually acceptable to Executive and the Company. Executive may carry over one week of unused personal time off from one calendar year to another. In addition, Executive may participate in those other employee benefit plans that the Company may make generally available to its salaried employees provided that Executive otherwise meets the eligibility requirements of those plans.

8. Expense Reimbursement. Executive shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket business expenses which Executive incurs in connection with performing Executive’s duties under this Agreement, including reasonable business travel and meal expenses. The reimbursement of all such expenses shall be made in accordance with the Company’s customary practice and policies (including presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses).

9. Termination. Either party may terminate Executive’s employment upon giving 10 days prior written notice to the other party, except that the Company may terminate Executive’s employment immediately for Cause, Disability (as defined in clause (f) below), or death, without giving advance notice. At its option, the Company may pay Executive 10 days of Executive’s Base Salary in lieu of notice. Anything contained in this Agreement to the contrary notwithstanding:

(a) Should Executive resign his employment with Good Reason or should the Company terminate Executive’s employment other than for Cause, death, or Disability:

(i)	The Company shall pay Executive the Base Salary and any accrued employment benefit as required by applicable law (such accrued benefit, for clarity, not to include any Annual Bonus, which is addressed in clause (ii) below), each pro-rated through Executive’s employment termination date;

(ii)	The Company shall pay Executive any Annual Bonus earned from a prior year but not yet paid and any portion of the Annual Bonus from the current fiscal year that is payable pursuant to Section 6 above;

(iii)	The Company shall pay Executive for any unreimbursed business expenses incurred by Executive through Executive’s last day of employment pursuant to Section 8 above; and

(iv)	Provided that (A) Executive signs a release of claims in form and substance satisfactory to the Company’s Board of Directors, and (B) does not otherwise violate this Agreement prior to or during the twelve month severance payment period, the Company will continue to pay Executive’s regular Base Salary for twelve months after Executive’s date of termination with the Company. Executive shall not be entitled to any benefits under this Section 9(a) if, at the time Executive’s employment with the Company was terminated, grounds existed for the termination of Executive’s employment for Cause under clauses (i) through (iv) and clause (vii) of Section 9(e) below.

(b) Should the Company terminate Executive’s employment for Cause at any time or should Executive resign without Good Reason from employment at any time, the Company shall only pay (i) Executive’s Base Salary and any accrued employment benefit as required by applicable law (such accrued benefit, for clarity, not to include any Annual Bonus), each pro-rated through Executive’s employment termination date, and (ii) any unreimbursed business expenses incurred by Executive through Executive’s last day of employment pursuant to Section 8 above.

(c) Should Executive’s employment terminate by reason of death or Disability, the Company shall pay Executive or Executive’s estate (i) any earned but unpaid portion of the Base Salary and any accrued but unpaid employment benefit as required by applicable law, each pro-rated through Executive’s employment termination date, (ii) any Annual Bonus earned from a prior year but not yet paid, and (iii) any unreimbursed business expenses incurred by Executive through Executive’s last day of employment pursuant to Section 8 above.

(d) All such payments will be made on or about the dates that those payments would have been made had Executive remained employed at the Company, provided that all conditions to the making of such payments have been satisfied. On or before the employment termination date, Executive shall return to the Company all of its and its affiliates’ property including all of the Company’s documents, keys, credit cards, computer software, and all copies thereof. Other than as set forth in this Section 9, Executive shall not be entitled to any other compensation or benefits (including any bonus) upon termination of employment.

(e) For purposes of this Agreement, “Cause” means any of the following, as reasonably determined by the Company’s Board of Directors and includes: (i) the commission by Executive of a felony (or a crime involving moral turpitude); (ii) the theft, conversion, embezzlement or misappropriation by Executive of funds or other assets of the Company or any of its affiliates or any other act of fraud or dishonesty with respect to the Company or any of its affiliates (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent, or unlawful misconduct by Executive which causes harm or embarrassment to the Company or any of its affiliates or exposes the Company or any of its affiliates to a substantial risk of harm or embarrassment; (iv) the violation by Executive of any law regarding employment discrimination or sexual harassment; (v) the failure by Executive to comply with any material policy generally applicable to Company employees, which failure is not cured within 30 days after notice to Executive; (vi) the repeated failure by Executive to follow the reasonable directives of any supervisor or the Company’s Board of Directors, which failure is not cured within 30 days after notice to Executive; (vii) the unauthorized dissemination by Executive of confidential information in violation of Section 11 of this Agreement; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding Executive (including Executive’s work experience, academic credentials, professional affiliations or absence of criminal record) provided by or on behalf of Executive; (ix) the Company’s discovery that, prior to Executive’s employment with the Company, Executive engaged in conduct of the type described in clauses (i) through (iv) above; or (x) any other material breach by Executive of this Agreement that is not cured within 30 days after notice to Executive.

(f) For purposes of this Agreement, “Disability” means (i) a physical or mental health condition that causes Executive to be unable to perform his essential job functions for at least 90 consecutive days or for 120 days during any 180 day period, or (ii) that Executive is receiving long term disability benefits under any policy, plan, or program.

(g) For purposes of this Agreement, “Good Reason” means any of the following without Executive’s consent: (i) the assignment to Executive of any duties or responsibilities materially inconsistent with Executive’s position and title, or a material reduction in Executive’s responsibilities and authority, except in connection with the termination of Employee’s employment for Cause, Disability or death; (ii) a reduction by the Company in Executive’s Base Salary below $250,000, except for a non-permanent reduction that is part of a program applied to other senior executives of the Company necessitated by economic or other financial conditions; or (iii) requiring Executive to relocate or perform services on a regular basis more than 25 miles from Executive’s principal place of business as of the date hereof, or, in the event Executive consents to any relocation, the failure by the Company to pay (or reimburse Executive) for reasonable moving expenses under the Company Relocation Policy in effect at the time of the relocation; provided that Executive must notify the Company by written notice of his intention to terminate his employment for “Good Reason;” and provided, further, that such notice shall be provided to the Company within ninety (90) days of the initial existence of such event constituting “Good Reason;” and the Company shall have thirty (30) days to cure such event after receipt of such notice.

10. Patents, Copyrights, Trademarks, and Other Property Rights. Any and all inventions, improvements, discoveries, formulas, technology, business strategies, management, administration, and accounting systems, processes, and computer software relating to the Company’s or its affiliates’ business (whether or not patentable), discovered, developed, or learned by Executive during his employment with the Company or used by the Company or its affiliates in the conduct of their respective businesses are the sole and absolute property of Company and are “works made for hire” as that term is defined in the copyright laws of the United States. The Company is the sole and absolute owner of all patents, copyrights, trademarks, and other property rights to those items and Executive will fully assist the Company to obtain the patents, copyrights, trademarks, or other property rights to all such inventions, improvements, discoveries, formulas, technology, business strategies, management, administration, and accounting systems, processes, or computer software. Executive has been notified by the Company and understands that the foregoing provisions of this Section 10 do not apply to an invention for which no equipment, supplies, facilities, confidential, proprietary, or trade secret information of the Company or its affiliates was used and which was developed entirely on Executive’s own time, unless the invention: (a) relates to the business of the Company or its affiliates or to their actual or demonstrably anticipated research and development, or (b) results from any work performed by Executive for the Company or its affiliates.

11. Non-Disclosure and Use of Confidential and Proprietary Information. The Company’s employment of Executive has resulted and will result in Executive’s exposure and access to confidential and proprietary information, to which the Company agrees to continue to provide Executive after this Agreement becomes effective, that includes (among other things) the Company’s and its affiliates’ formulas, processes, administration and accounting systems, computer software, customer lists, vendor lists, due diligence files, financial information, technology, business strategies, business track record, and personal information about the Company’s and its affiliates’ owners, directors, officers, and employees, which information is of great value to the Company, its affiliates, their owners, Directors, officers, and employees. Executive shall not, other than on the Company’s behalf, at any time during Executive’s employment with the Company and thereafter, make available, divulge, disclose, or communicate in any manner whatsoever to anyone including any person, firm, corporation, investor, member of the media, or entity, any such confidential or proprietary information, or use any such confidential or proprietary information for any purpose other than on the Company’s behalf, unless authorized to do so in writing by Company’s Chairman of the Board of Directors, required by law or court order, or such information has become publicly available other than by reason of a breach by Executive of this Section 11 or of another individual’s or entity’s violation of an obligation not to disclose such information. Should Executive be required by law or court order to disclose such confidential or proprietary information, Executive shall give the Company’s Chairman of the Board of Directors reasonable notice so as to allow the Company sufficient opportunity to challenge such application of the law or court order, or to otherwise attempt to limit the scope of such disclosure. This Agreement applies to all confidential and proprietary information of the Company and its affiliates, regardless of when such information is or was disclosed to Executive.

12. Restrictive Covenants. During Executive’s employment with the Company and for a period of one (1) year after the termination of that employment, Executive agrees to not, directly or indirectly, other than on the Company’s behalf:

(a) Engage or participate, in any country in the world in which the Company does business or has begun to formulate a plan to do business during the term of Executive’s employment with the Company, as an owner, partner, member, shareholder, independent contractor, employee, consultant, agent, advisor or (without limitation by the specific enumeration of the foregoing) otherwise in any business involving a Competitive Business Activity (as defined below), provided that nothing in this Section 12 shall prevent Executive from owning less than five percent (5%) of any class of publicly traded securities of any such business so long as such investment is passive and Executive has no other involvement with the issuer of such securities. For purposes of this Agreement, “Competitive Business Activity” means the design, engineering, manufacture or sale of heat tracing systems (for example, products involving the application of external heat to pipes, vessels, instruments or other equipment for the purposes of freeze protection, process temperature maintenance, environmental monitoring or surface snow and ice melting, heat tracing equipment, heat tracing tubing bundles, and heat tracing control systems), heat tracing system consultation, heat tracing system installation, and heat tracing system maintenance;

(b) Solicit any customer or potential customer of the Company or any of its affiliates that Executive had contact with during the term of his employment with respect to the sale or provision of any Competitive Business Activity that the Company or its affiliates manufactured, sold, or was in the process of developing during Executive’s employment with the Company. For purposes of this subsection 12(b), (i) a customer means any individual or entity to which the Company or any of its affiliates sold products or rendered services within the 24 month period immediately preceding Executive’s employment termination date, and (ii) potential customer means any individual or entity to which the Company or any of its affiliates solicited (or had active plans to solicit) within the 12 month period that immediately preceded Executive’s employment termination date; or

(c) Induce or assist in the inducement of any individual or independent contractor (including sales representatives or agents) to terminate or otherwise limit their relationship with the Company or any of its affiliates.

The period of time in which Executive is required to act, or refrain from acting, pursuant to this Section 12 shall be tolled (shall not run) for so long as Executive is in breach of any of Executive’s obligations thereunder.

13. Non-Disparagement. At no time shall Executive, directly or indirectly, ever make (or cause to be made) any disparaging, derogatory or other negative or false statement regarding the Company, its affiliates, their products, services, practices, policies, operations, owners, directors, officers, partners, employees, sales representatives, or agents. The Company shall direct the members of its Board of Directors and its senior executives to not make (or cause to be made) at any time, directly or indirectly, any disparaging, derogatory or other negative or false statement regarding Executive.

14. Injunctive Relief. Executive acknowledges and agrees that the covenants contained in Sections 10—13 above are reasonable in scope and duration, do not unduly restrict Executive’s ability to engage in Executive’s livelihood, and are necessary to protect the Company’s legitimate business interests (including without limitation, the protection of its confidential and proprietary information). Without limiting the rights of the Company to pursue any other legal and/or equitable remedies available to it for any breach by Executive of the covenants contained in Sections 10—13 above, Executive acknowledges that a breach of those covenants would cause a loss to the Company for which it could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of those covenants and that, accordingly, the Company shall be entitled to injunctive relief (without the requirement of posting a bond or other security) to prevent any breach or continuing breaches of Executive’s covenants as set forth in Sections 10—13 above. It is the intention of the parties that if, in any action before any court empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court to the fullest extent possible. If any provision of this Agreement (including without limitation Sections 10-13) is held invalid or unenforceable for any reason (after any such modification or limitation pursuant to the preceding sentence, as applicable), such provision will be ineffective only to the extent of such invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15. The Company’s Disclosure to Executive’s Prospective or Subsequent Employers. Executive expressly authorizes the Company to disclose this Agreement, any provision hereof, or any other policy or agreement between the Company and Executive to Executive’s prospective or subsequent employers.

16. Mandatory Mediation. Other than disputes involving the covenants and obligations set forth in Sections 10—13 above which may be directly filed in a court of competent jurisdiction, Executive and the Company agree that all other disputes and claims of any nature that Executive may have against the Company including all statutory, contractual, and common law claims (including all employment discrimination claims), and all other disputes and claims of any nature that the Company may have against Executive, will be submitted exclusively first to mandatory mediation in a mutually agreed-upon location, under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or

under such other rules or under the auspices of such other organization as the parties may mutually agree. All information regarding the dispute or claim or mediation proceedings, including any mediation settlement, shall not be disclosed by Executive, the Company, or any mediator to any third party without the written consent of the Company’s Chairman of the Board of Directors and Executive.

17. Confidential Agreement. Executive agrees not to disclose the terms of this Agreement to anyone other than to Executive’s attorney, accountant, or spouse without the express written consent of the Company’s Chairman of the Board of Directors or as otherwise required by law. Should Executive disclose the terms of this Agreement to Executive’s attorney, accountant, spouse, or to another third party expressly approved by the Company’s Chairman of the Board of Directors, Executive shall ensure that those individuals abide by the confidentiality terms of this Section.

18. Assignment. The services rendered by Executive to the Company are unique and personal. Accordingly, Executive may not assign any of the rights or delegate any of the duties or obligations under this Agreement. This Agreement is enforceable by the Company and its affiliates and may, upon written notice to Executive, be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, subsidiary or other affiliate of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company.

19. Notices. All notices hereunder shall be in writing and shall be delivered by hand, by facsimile (or photo or other electronic means), by local messenger or by reputable overnight courier. Notices shall be deemed given: (1) when received, if delivered by hand or local messenger; (2) when sent, if sent by facsimile, photo or other electronic means during the recipient’s normal business hours; (3) on the first business day after being sent, if sent by facsimile, photo or other electronic means other than during the recipient’s normal business hours; and (4) one business day after being delivered to a reputable overnight courier for next day delivery. A notice delivered by facsimile, photo or other electronic means shall only be effective on the date set forth above, however, if the notice is also given by hand, local messenger or courier no later than two business days after its delivery by facsimile, photo or other electronic means. All notices shall be addressed as follows: (1) if to the Company: Thermon Holding Corp., C/O CHS Private Equity V LP, 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606, Attention: Daniel J. Hennessy and Marcus J. George, Fax: (312) 876-3854; with copies (which shall not constitute notice) to Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, fax: (312) 853-7036, attention: Roger R. Wilen and Jeffrey Smith; (2) if to Executive: George P. Alexander, PO Box 621, San Marcos, TX 76667, fax: (512) 396-3627, with a copy (which shall not constitute notice) to                                 ,                                         , fax: (            )             -            ; or (in each case) to such other addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 19.

20. Waiver. The Company’s waiver of a breach by Executive of any provision of this Agreement or failure to enforce any such provision with respect to Executive shall not operate or be construed as a waiver of any subsequent breach by Executive of any such provision or of any other provision or of the Company’s right to enforce any such provision or any other provision with respect to Executive. No act or omission of the Company shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Company’s Chairman of the Board of Directors.

21. Governing Law. This Agreement shall in all respects be governed by the substantive laws of the State of Texas without regard to its or any other state’s conflict of law rules.

22. Amendment. The terms of this Agreement may be modified only by a writing signed by both Executive and the Company’s Chairman of the Board of Directors.

23. Post-Employment Effectiveness. Executive expressly acknowledges that Sections 10—28 of this Agreement remain in effect after the termination of Executive’s employment with Company.

24. Limitation on Compensation. Anything contained in this Agreement to the contrary notwithstanding, in the event that Executive becomes entitled to benefits under this Agreement and the payments or benefits payable to Executive under this Agreement, when combined with other payments and benefits received or to be received by the Executive from the Company (whether payable pursuant to the terms of this Agreement, or any other plan, agreement or arrangement with the Company) or any corporation (“Affiliate”) affiliated with the Company within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), in the opinion of the Company, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and the present value of such “parachute payments” equals or exceeds three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code, then the amounts payment payable to Executive under this Agreement shall be reduced to an amount, the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by the Executive from the Company (or an Affiliate) that are deemed “parachute payments”) is equal to 2.99 times the “base amount.”

25. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation § 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation § 1.409A-1(b)(4). To the extent the timing of any amount payable under this Agreement is determined by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service” within the meaning of Section 409A of the Code. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible, provided that in no event shall the Company be responsible for any such 409A Penalties.

26. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters described herein, and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties, provided that nothing in this Agreement shall limit or otherwise affect Executive’s obligations under his Beneficial Seller Restrictive Covenant Agreement dated March 26, 2010 or Amended and Restated Manager Equity Agreement dated April 30, 2010.

27. Counterparts; Facsimiles. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. A facsimile, photo or other electronic copy of this Agreement (or any counterpart hereof) shall be deemed to be an original.

28. Construction. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall not be construed strictly against the drafter (and any rule of construction to that effect shall not be applied).

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EXECUTIVE AND THE COMPANY EACH REPRESENT AND WARRANT THAT EACH HAS READ THIS AGREEMENT, EACH UNDERSTANDS ITS TERMS, AND EACH AGREES TO BE BOUND THEREBY.

IN WITNESS WHEREOF, the parties have executed this Confidential Employment Agreement as of the date first above written.

GEORGE P. ALEXANDER	THERMON HOLDING CORP.

/s/ George P. Alexander	By:	/s/ Marcus J. George
Name: Marcus J. George
Its: Vice President

Alexander Confidential Employment Agreement